EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

ECB Bancorp, Inc.

Engelhard, North Carolina

We consent to the incorporation by reference in the registration statement (Nos. 333-77689.) on Form S-8 of ECB Bancorp, Inc. and Subsidiary of our reports dated March 9, 2007 with respect to the consolidated financial statements of ECB Bancorp, Inc. and Subsidiary, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in ECB Bancorp, Inc. and Subsidiary’s 2006 Annual Report on Form 10-K.

/s/ Dixon Hughes PLLC

Greenville, North Carolina

March 9, 2007